Exhibit 23.2
[NETHERLAND, SEWELL & ASSOCIATES, INC. LOGO]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the inclusion in the Form 10-K of Ivanhoe Energy, Inc. for 2008, of our report dated February 11, 2009, on oil and gas reserves of Ivanhoe Energy, Inc. and its subsidiaries.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	“Danny D. Simmons”
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
March 11, 2009